Exhibit 10.26

Purchase and Sale Agreement

Date: 2022/06/01

Contractor Buyer: YMA Corporation (the buyer, hereafter referred to as CHEN SHU JHEN)

Seller: Huang Qixia

Anxin Construction Manager Co., Ltd. (abbreviation Anxin Construction)

Sinyi Realty Inc. (abbreviation Sinyi Realty)

The buyer and seller agreed to accept the entrustment of both parties through Xinyi Housing to handle this transaction. In addition, in order to ensure the honest performance of the real estate sales contract signed (Deed number:G41630) by both parties and protect the rights and interests of both parties, both parties also agreed to appoint Anxin Construction to handle the performance guarantee from Yushan Commercial Bank Co., Ltd. (abbreviation Guarantor Bank) matters, and the Guarantor Bank shall perform the guarantee responsibilities in accordance with the following provisions:

Total price of real estate sales contract: NT$ 128,000,000

Real estate address:

No. 107, Wuquan W. 3rd St., West Dist., Taichung City 403 , Taiwan (R.O.C.)

I.	Guaranteed content

1.	Warranty liability to buyer

If the seller fails to perform various obligations in accordance with the contract, and the cause of breach of contract is sufficient to constitute a condition for termination of the contract, or there are other circumstances that allow the buyer to terminate the contract in accordance with the sales contract, after the buyer completes the reminder and expresses his intention to terminate the contract, it will be determined by Sinyi Realty in accordance with VIII After the error is correct, the buyer shall notify Anxin Construction in writing to handle the matter in accordance with the determination, and Anxin Construction shall immediately issue a time-limited notice of prosecution to the seller. If the seller fails to file a civil lawsuit with the buyer as the counterparty in the court of jurisdiction within the time limit, Anxin Construction may notify Guarantor Bank to proceed accordingly. The purchase and sale price paid by the buyer is returned to the buyer.

2.	Warranty liability to seller

i.	Before the loan is approved for the sale and purchase of the subject property:

The buyer fails to perform various obligations in accordance with the sales contract, and the reasons for breach of contract are sufficient to constitute a condition for termination of the contract. After the seller completes the reminder, terminates the contract and confiscates the price, and is determined by Sinyi Realty to be correct in accordance with the agreement in VIII, the seller shall The written notice to Anxin Construction shall be handled in accordance with the content of the determination. Anxin Construction shall immediately issue a time-limited lawsuit notice to the buyer. If the buyer fails to file a civil lawsuit with the seller as the counterparty within the time limit in the court of jurisdiction, Anxin Construction shall immediately notify Guarantor Bank to directly transfer the purchase and sale price paid by the buyer. The money is delivered to the seller.

ii.	After the loan is approved for the sale and purchase of the subject matter:

If the buyer fails to fulfill his obligation to pay the house payment as scheduled after the loan is approved, the seller will issue a reminder to express his intention to perform the contract. The seller should immediately file a civil lawsuit with the court with jurisdiction over the payment of the house payment. If the seller obtains a certificate confirming the judgment that the buyer should pay the house payment, Guarantor Bank shall fulfill its obligation to pay the house price. In addition, after the seller has filed a civil lawsuit with the court of competent jurisdiction in accordance with the provisions of this paragraph, the seller may transfer the money paid by the buyer to the seller through Anxin Construction to notify Guarantor Bank. However, if the buyer has also notified the buyer to terminate the contract and return the price, he will be notified.

The case shall be handled in accordance with the final judgment.

3.	Except for the circumstances mentioned in the latter paragraph of paragraph II-2 of this article. If one party has filed a civil lawsuit with the court of competent jurisdiction in accordance with the Anxin Construction notice, the buyer and seller shall agree to handle the matter as soon as the judgment result is determined·

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II.	Special account for collection and custody

1.	In order to facilitate the performance of the guarantee, the purchase and sale price shall be received or delivered in New Taiwan dollars. The buyer and the seller agree that the purchase and sale price shall be collected and kept by Anxin Construction on their behalf, and the payment shall be handled in accordance with the stipulations of the sales contract or the agreement of both parties until It ends when the special account is settled and withdrawn or the guarantee obligations are fulfilled.

2.	The purchase and sale price received by Anxin Construction shall accrue interest based on the current savings deposit interest rate of Guarantor Bank (interest income tax is deducted). If the accumulated interest income of an individual from Anxin Construction in the current year exceeds NT$1,000, a withholding voucher will be issued in accordance with tax laws. Because Anxin Construction is a non-financial institution, according to Article 88 of the Income Tax Law, income from principal and interest does not fall within the scope of the special deduction for savings investment and is exempt from withholding.

Bank : E.SUN Bank Dadun Branch

Exclusive payment account : 99588-1410-37336

3.	In order to facilitate the analysis of performance guarantee matters, the buyer and the seller agreed to re-appoint “Xinyi District Politicians United Office” by Anxin Construction to handle the payment collection and related procedures.

III.	Scope of warranty liability

The scope of Guarantor Bank’s warranty liability is limited to the total price of the real estate sales contract, and does not include claims arising from defects in the property or defects in rights, as well as one party’s right to claim compensation for delay or loss due to the other party’s breach of the sales contract.

IV.	Duration of warranty liability

It starts from the date when the real estate sales contract is signed and ends when Guarantor Bank completes the settlement of the special account or fulfills its guarantee obligations.

V.	Assignment of rights

When Guarantor Bank or its designated person performs the guarantee liability in accordance with the provisions of Article 1, the party receiving payment shall be deemed to have transferred the rights claimed against the other party’s income in accordance with the sales contract to Guarantor Bank or Guarantor Bank’s designated person within the scope of receipt. They should also cooperate in signing relevant documents to facilitate subsequent processing.

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VI.	Special account moving expenses

The buyer and the seller agree that Anxin Construction can keep the funds in a special account according to the following agreement. Except for paragraph 6, Guarantor Bank still has the responsibility to guarantee the funds for payment:

1.	The seller transfer-related taxes and fees, such as land value-added tax, land price tax, housing tax, project benefit fees, etc.

2.	The amount required to repay the original loan and obtain a certificate of repayment. If the seller’s original loan is a public education loan or a state-owned housing loan, Anxin Construction may pay off the loan before the property rights are transferred and registered to the buyer.

3.	All intermediary service remuneration agreed between the seller and Sinyi Realty in accordance with the intermediary power of attorney.

4.	At the same time, the seller purchased other real estate from Sinyi Realty and settled the purchase and sale price and related expenses of the performance guarantee.

5.	Purchase and sale deposit.

6.	The buyer remits other funds in addition to the purchase and sale price to the performance guarantee account for other purposes.

VII.	Separate account settlement

After the house handover procedure is completed, the contract is terminated or the judgment is finalized, Anxin Construction shall transfer the purchase and sale price and the accrued interest (deducting various expenses and interest of VI) in the special account by remittance (domestic remittance only) or drawn check. Income tax and land administration fees) are transferred or returned to the deserving persons. The payment of the aforementioned funds can only be made by the buyer or seller himself, or after the buyer or seller fills in Anxin Construction’s “Power of Attorney for Instructing Funding”, Anxin Construction will transfer the money to the person designated by Anxin Construction. However, before Anxin Construction has completed the funding, the power of attorney will not be paid. If the author has the following circumstances, the power of attorney will be invalid and the payment of funds will be determined in the following manner:

1.	When the creator dies, the funds from the special account will be remitted to the creator’s account unless all heirs unanimously agree and provide personal instructions.

2.	When the scribe becomes incapacitated, the funds from the special account will be remitted to the scribe’s account.

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VIII.	Determination of breach of contract and agreement on consensual jurisdiction

1.	During the sale and purchase process, if a dispute arises about whether to pay out or not under the following circumstances, the buyer and seller agree to be determined by Sinyi Realty in accordance with the sales contract and legal provisions, after considering all relevant information, and this will be the basis for Anxin Construction to make the payment or not.

i.	The seller claimed that the buyer had breached the contract and had given notice of termination without compensation.

ii.	The seller claims that the contract obligations have been fulfilled, but the buyer refuses to hand over the house or sign the settlement form, and the seller requests payment.

iii.	The buyer claimed that the contract had been legally terminated and demanded the price back.

2.	In the circumstances of the preceding paragraph, if either party is dissatisfied with the result of Sinyi Realty’s determination (including the difficulty of determination), it shall file a civil lawsuit against the counterparty to the sales contract in the court of jurisdiction within 10 days after receiving the notice from Anxin Construction, and Anxin Construction will determine the judgment immediately. If the dispute is not submitted within the time limit, no further disputes will be allowed.

3.	The seller and the seller agree that when any dispute occurs under the first paragraph of this article, the local court where the subject matter is located shall be the court of first instance jurisdiction.

4.	If both the buyer and the seller have no objection to the circumstances of the breach of contract, or if the amount in the special account does not exceed NT$300,000 (inclusive), Anxin Construction can directly handle the withdrawal matter after receiving the Sinyi Realty confirmation letter, and there is no need to notify the deadline for prosecution.

IX.	Other

1.	If a party that should file a civil lawsuit in the court with jurisdiction under this contract fails to file a lawsuit in accordance with the agreement, or voluntarily withdraws the lawsuit after filing a lawsuit, or only applies for mediation, it will be deemed to have failed to comply with the deadline.

2.	The buyer understands and agrees to accept various after-sales protection services provided by Sinyi Realty after the house is handed over. The relevant protection content and restrictions shall be handled in accordance with the “House Purchase Protection Service Instructions” announced by Sinyi Realty on the website.

3.	The buyer and seller have been clearly informed by Sinyi Realty and Anxin Construction that they are willing to provide basic personal information contained in the real estate sales contract and performance guarantee closing form, and agree that Sinyi Realty and Anxin Construction will collect relevant personal information. The aforementioned personal information is based on the execution of the real estate sale by Sinyi Realty and Anxin Construction. Contracts and performance guarantees and other matters, for purposes such as intermediary agency, marketing, customer management, statistical analysis, etc., may be retained, handled by themselves or entrusted to a third party, and used by both buyers and sellers during the business period of Sinyi Realty, Anxin Construction and their affiliated companies. Personal information will be used for house circulation sales and customer relationship maintenance after the contract expires and other marketing activities to provide information to maintain transaction security and provide relevant service information. In addition, buyers and sellers have the right to request from Sinyi Realty and Anxin Construction to inquire, read, copy, and correct personal information. In addition, if the buyer and seller do not agree to provide relevant personal information, it may affect the execution of the sales contract and performance guarantee. If performance cannot be performed, they must bear relevant responsibilities according to law.

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4.	In order to handle and execute the performance guarantee matters with Guarantor Bank, the buyer and seller agree that Sinyi Realty and Anxin Construction may provide a copy of the real estate sales contract to Guarantor Bank for verification and confirmation at the request of Guarantor Bank.

5.	If there are any matters not covered in this contract, they will be handled in accordance with relevant laws, customs and the principles of good faith and fairness, in addition to the real estate sale and purchase contract.

6.	The performance guarantee handling fee for this case will be borne by Sinyi Realty.

7.	If any litigation between the seller and the seller and Anxin Construction and Sinyi Realty arises from this performance guarantee or other intermediary transactions involving the purchase and sale of this subject, they agree that the Taipei District Court shall be the court of first jurisdiction.

X.	Communication method

Inquiries or notifications between parties to the contract, except in accordance with the agreed method, if notified in writing, shall be delivered by registered mail to the address stated in this contract. If one party’s address changes, a full notice shall be given immediately. To other parties, otherwise the notice will be deemed to have been completed in accordance with this contract based on the date of receipt of the letter, otherwise it cannot be delivered and is returned or rejected. The same applies if the address has not changed but the party fails to collect it without any reason or the post office picks it up.

XI.	Deed retention

This contract is made in quadruplicate, with one copy each held by the buyer and seller, Sinyi Realty and Guarantor Bank.

Contract

Buyer:CHEN SHU JHEN	ID number: P222884916

Seller: Huang Qixia	ID number: P220009782

Anxin Construction Manager Co., Ltd.	Sinyi Realty Inc.

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